EXHIBIT 23.4

CONSENT OF INDEPENDENT PETROLEUM AND NATURAL GAS CONSULTANTS

As independent petroleum and natural gas consultants, we hereby consent to the reference of our name in the Annual Report on Form 10-K, for the year ended December 31, 2011, of EQT Corporation and to the incorporation of our name by reference in this Registration Statement (Form S-8) pertaining to the EQT Corporation Employee Savings Plan.  We have no interest of a substantial or material nature in EQT Corporation, or in any affiliate.  We have not been employed on a contingent basis, and we are not connected with EQT Corporation, or any affiliate as a promoter, underwriter, voting trustee, director, officer, employee, or affiliate.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
January 2, 2013